EXHIBIT 3(i).1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                           SI DIAMOND TECHNOLOGY, INC.

         Pursuant to the provisions of Article 4.07 (B) of the Texas Business Corporation Act (the "TBCA"), SI Diamond Technology, Inc. (the "Corporation") adopts the following Restated Articles of Incorporation (the "Restated Articles"). The Restated Articles accurately copy the Amended and Restated Articles of Incorporation of the Corporation currently in effect, and all amendments thereto that are in effect to date, and contain no change in any provision thereof.

                                   ARTICLE ONE

         The name of the corporation is SI Diamond Technology, Inc.

                                   ARTICLE TWO

         The period of its duration is perpetual.

                                  ARTICLE THREE

         The objects and purposes for which the Corporation is organized, the nature of the business to be conducted by the Corporation, and the powers which may be exercised by the Corporation are stated and declared to be as follows:

(a) To enter into and engage in any business activities that lawfully may be conducted by a Corporation organized and existing under the Texas Business Corporation Act (the "TBCA") either directly, or through affiliated or subsidiary companies which may be formed under the laws of any State or foreign nation where the conduct of such activities is lawful;

(b) To enter into and engage in business activities either for its own account, or for the account of others, as agent, and either as agent or principal, to enter upon or engage in any kind of business of any nature whatsoever, in which corporations organized under the TBCA may engage; and to the extent not prohibited thereby to enter upon and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign nation, and any territory of any country to the extent permitted by the laws of such other state, nation or territory;

(c) To acquire, organize and create subsidiary and affiliated companies under the laws of any state or foreign nation;


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(d)      To engage in any other lawful act or activity for which a Corporation may be organized under the TBCA; and

(e) Nothing in this Article shall be construed as authorizing the Corporation to transact any business in the State of Texas prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which lawfully cannot be engaged in without first obtaining a license under the laws of the State of Texas and such license cannot be granted to a corporation, or to transact any of the business referred to in Section (B)(3)(a) or Section (B)(4) of Article
         2.01 of the TBCA.

                                  ARTICLE FOUR

         The Corporation is hereby authorized to issue a total of 122,000,000 shares of capital stock which shall be subdivided into classes as follows:

                            DIVISION A - COMMON STOCK

One Hundred Twenty Million (120,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.001 per share, and have the rights, powers and preferences set forth in this paragraph.

(i) The holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors;

(ii) No dividends may be paid with respect to the Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock;

(iii) The holders of Common Stock shall share ratably, with all other classes of common equity, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation;

(iv) The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the shareholders;

(v) There are no redemption or sinking fund provisions that are applicable to the Common Stock of the Corporation; and

(vi) Subject only to the requirements of the TBCA and the foregoing limitations, the Board of Directors is expressly authorized to issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors shall deem appropriate under the circumstances.


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                          DIVISION B - PREFERRED STOCK

Two Million (2,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $1.00 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, each series of Preferred Stock, which number (except as otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors without prior approval of the holders of such series;

(ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange, including, without limitation, whether or not the number of shares of such other class or series into which shares of such series may be converted or exchanged shall be adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other transaction or series of transactions affecting the class or series into which such series of Preferred Stock may be converted or exchanged;

(iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(v) The rights, if any, of the holder of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;


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(vi)     The terms of any sinking fund or redemption or repurchase amount, if any, to be provided for shares of such series of Preferred Stock;

(vii) The voting owners, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more Directors of the Corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized Directorships of the Corporation, or a specified number or portion of Directorships in addition to the then existing number of authorized Directorships of the Corporation), generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

(viii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Notwithstanding the foregoing, and with the sole exception of shares issued pursuant to the duly adopted stock option plans of the Corporation, no shares of Preferred Stock shall be issued or sold to any officer or director of the Corporation, or any shareholder who directly or indirectly owns more than 5 % of the issued and outstanding voting stock of the Corporation, or any affiliate of such person, without the affirmative vote of a majority in interest of the disinterested shareholders of the Corporation. Upon the creation of any new class or series of Preferred Stock of the Corporation, the Board of Directors shall prepare and file with the records of the Corporation a certificate setting forth the rights and preferences of such class or series of Preferred Stock, which certificate shall be deemed an amendment to these Restated Articles and shall not require the consent of any shareholder.

                     DIVISION C - SERIES OF PREFERRED STOCK

                            SERIES G PREFERRED STOCK

         The designations, preferences, limitations and relative rights of the three thousand (3,000) authorized shares of Series G Preferred Stock of the Corporation, are as follows:

                  A. Par Value, Stated Value, Accretion Rate, Purchase Price and Certificates.

                           1.       Each share of Series G Preferred Stock
shall have a par value of $1.00, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value"), with an accretion rate of ten percent (10%) per annum on the Stated Value as set forth herein.


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                           2.       The Series G Preferred Stock shall be
offered at a purchase price of One Thousand Dollars ($1,000) per share.

                           3. Certificates representing the shares of
Series G Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

                  B. Dividends.

                           The Series G Preferred Stock will bear no dividends,
and the holders of the Series G Preferred Stock shall not be entitled to the receipt of dividends on the Series G Preferred Stock.

                  C. Liquidation Preference.

                           1. In the event of any liquidation,
dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series G Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to ten percent (10%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since the issue date of the Series G Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series G Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series G Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                           2. A merger or consolidation of the
Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation


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which shall not in fact result in the Liquidation (in whole or in part) of the
Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary Liquidation (in whole or in part) of the Corporation.


                  D. Conversion of Series G Preferred Stock.

The holders of Series G Preferred Stock shall have the following conversion rights:

                           1. Right to Convert. Each share of Series G
Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as "Conversion Shares").

                           2. Mechanics of Conversion. Each holder of
Series G Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy (facsimile) on a business day, during business hours in Austin, Texas, to the Corporation, and a facsimile of the Conversion Notice shall be transmitted to the Corporation's Transfer Agent at the same time as transmission is made to the Corporation. On the same day the original Conversion Notice shall be delivered to the Corporation the certificate or certificates representing the Series G Preferred Stock for which conversion is elected, shall be delivered to the Transfer Agent by international courier, duly endorsed. The later of the date upon which the Corporation receives the original Conversion Notice or the date the Transfer Agent receives the Certificates representing the Series G Preferred Stock for which conversion is elected, shall be a "Notice Date."

                  Upon receipt by the Corporation of a Conversion Notice, as provided above, the Corporation shall immediately send to the holder, via telecopy (facsimile), a confirmation of receipt of the Conversion Notice which shall specify that the Conversion Notice has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to the conversion. The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series G Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series G Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Notice Date. If the original certificate(s) representing the shares of Series G Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice, the Conversion Notice shall become null and void.


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                           3. Lost or Stolen Certificates. Upon receipt
by the Corporation of evidence reasonably satisfactory to it of the loss, destruction, theft or mutilation of any Series G Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series G Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series G Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such Series G Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series G Preferred Stock Certificate (and the receipt of indemnity or security reasonably satisfactory to the Corporation) or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

                           4. Conversion Dates. The shares of Series G
Preferred Stock shall become convertible into shares of Common Stock at any time commencing after the earlier of (i) the effective date of a registration statement covering the Conversion Shares; or (ii) thirty (30) days after the date of issuance of the shares of Preferred Stock. The date on which a Conversion Notice is transmitted by facsimile to the Corporation shall be referred to as a "Conversion Date".

                           5. Conversion Formula/Conversion Price. Each
share of Series G Preferred Stock shall be convertible into the number of shares of Common Stock in accordance with the following formula (the "Conversion Formula"):

                     [(.10) x (N/365) x ($1,000)] + $1,000
                     -------------------------------------
                                Conversion Price

where,

                  N = the number of days between (i) the issue date of the Series G Preferred Stock being converted , and
                           (ii) the Notice Date; and

                  Conversion  Price =       $1.00

                           6. Automatic Conversion. Each share of Series
G Preferred Stock outstanding on June 10, 2002 automatically shall be converted into Common Stock on such date in accordance with the Conversion Formula and the Conversion Price then in effect, and June 10, 2002 shall be deemed to be the Notice Date and Conversion Date with respect to such conversion.

                           7. No Fractional Shares. If any conversion of
the Series G Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, no fractional shares shall be issued and an equivalent of the fractional share shall


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be paid in cash.

                           8.       Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           9. Adjustment to Conversion Price.

                                    (a) If, prior to the conversion of all
shares of Series G Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                                    (b) If, prior to the conversion of all
shares of Series G Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series G Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series G Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series G Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series G Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series G Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series G Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series G


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Preferred Stock may be entitled to purchase.

                                    (c) If any adjustment under this
subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, no fractional shares shall be issued upon conversion and an equivalent of the fractional share shall be paid in cash.

                  E. Voting. Except as otherwise provided by the TBCA, the holders of the Series G Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which their respective shares of Series G Preferred Stock are then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series G Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

                  F. Protective Provisions. So long as shares of Series G Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series G Preferred Stock:

                           (a) alter or change the rights, preferences or
privileges of the Series G Preferred Stock so as to affect adversely the Series G Preferred Stock;

                           (b) create any new class or series of stock or
issue any capital stock senior to or having a preference over or parity with the Series G Preferred Stock with respect to payments upon Liquidation or increase the number of authorized shares of Series G Preferred Stock or change the Stated Value thereof; or

                           (c) do any act or thing not authorized or
contemplated by this Resolution which would result in taxation of the holders of shares of the Series G Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  G. Status of Converted Stock. In the event any shares of Series G Preferred Stock shall be converted as contemplated by this Statement, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series G Preferred Stock.

                  H. Taxes. All shares of Common Stock issued upon conversion of Series G Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series G Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be


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payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series G Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.


                 SERIES H JUNIOR PARTICIPATING PREFERRED STOCK

         The designations, preferences, limitations and relative rights of the Series H Junior Participating Preferred Stock of the Corporation are as follows:

         1. Designation and Amount. There shall be a series of shares of preferred stock that shall be designated as "Series H Junior Participating Preferred Stock," and the number of shares constituting such series shall be Six Hundred Thousand (600,000).

         2. Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock ranking prior and superior to the Series H Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series H Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of shares of the Corporation ranking prior to the Series H Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series H Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the shares of common stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series H Junior Participating Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after June 18, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a


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fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Series H Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series H Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding Series H Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such Series H Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series H Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series H Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series H Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         3. Voting Rights. The holders of Series H Junior Participating Preferred Stock shall have the following voting rights:

         (A) Each share of Series H Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Corporation.

         (B) Except as otherwise provided herein or by law, the holders of Series H Junior Participating Preferred Stock and the holders of the Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (C) (i) If at any time dividends on any Series H Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of


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such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series H Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series H Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

                  (ii) During any default period, such voting right of the holders of Series H Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of the Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Preferred Stock.

                  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph
(C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 50 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Paragraph
(C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

         (D) Except as set forth herein or as provided by law, holders of Series H Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as set forth herein) for taking any corporate action.

         4. Certain Restrictions.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Series H Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series H Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Junior Participating Preferred Stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Junior Participating Preferred Stock, except dividends paid ratably on the Series H Junior Participating Preferred Stockand all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series H Junior Participating Preferred Stock; or

                  (iv) purchase or otherwise acquire for consideration any shares of Series H Junior Participating Preferred Stock, or any shares ranking on a parity with the Series H Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any Series H Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of shares of Preferred Stock.

         6. Liquidation, Dissolution or Winding Up.

         (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation or winding up) to the Series H Junior Participating Preferred Stock, unless, prior thereto, the holders of Series H Junior Participating Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series H Liquidation Preference"). Following the payment of the full amount of the Series H Liquidation Preference, no additional distributions shall be made to the holders of Series H Junior Participating Shares unless, prior thereto, the holders of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing
(i) the Series H Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series H Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series H Junior Participating Preferred Stock and the Common Stock, respectively, holders of Series H Junior Participating Preferred Stock and holders of the Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and the Common Stock, on a per share basis, respectively.

         (B) In the event, however, that there are not sufficient assets to permit payment in full of the Series H Liquidation Preference and the liquidation preferences of all other series of shares of preferred stock, if any, that rank on a parity with the Series H Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of the Common Stock.

         7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, or other transaction in which the Common Stock are exchanged for or changed into other shares or securities, cash and/or other property, then in any such case, the Series H Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

         8. No Redemption. The Series H Junior Participating Stocks shall not be redeemable. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire Series H Junior Participating Preferred Stock in any other manner permitted by law.

         9. Ranking. The Series H Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         10. Amendment. At any time that any Series H Junior Participating Preferred Stock are outstanding, these Restated Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series H Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series H Junior Participating Preferred Stock, voting separately as a class.

         11. Fractional Shares. Series H Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series H Junior Participating Preferred Stock.


         DIVISION D - PROVISIONS APPLICABLE TO ALL CLASSES OF STOCK

(a) No holder of any stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

                                  ARTICLE FIVE

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than $1000.00 consisting of money paid, labor done, or property actually received.

                                   ARTICLE SIX

         The address of the registered office and the name of its registered agent is as follows:


                  C T Corporation
                  811 Dallas Avenue
                  Houston, Texas 77002


                                  ARTICLE SEVEN

(a) The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of
         Article 4 of these Restated Articles relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than three (3) nor more than nine (9), with the then-authorized number of directors being fixed from time to time solely by or pursuant to a resolution passed by the Board of Directors.

(b) The Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-Laws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal the By-Laws; provided, however, that By-Laws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of the holders of not less than sixty percent (60%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

(c) No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission (or an alleged act or omission) in a director's capacity as director, except that this Article Seven (c) does not eliminate or limit the liability of a director to the extent the director is found liable for:

         (1) a breach of a director's duty of loyalty to the Corporation or its shareholders;

         (2) an act or omission not in good faith which constitutes a breach of duty of the director to the Corporation, or an act or omission which involves intentional misconduct or a knowing violation of-the law;

         (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

         (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute; or

         (5) an act related to an unlawful stock repurchase or payment of a dividend.

If the Texas Miscellaneous Corporation Laws Act or the TBCA or any other applicable law is amended or adopted to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such law(s), as so amended or adopted. Any repeal or modification of the foregoing paragraph shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

(d) The Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two year term and Class III directors for a three-year term. At the annual meeting of shareholders beginning in 1993, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible, and any additional director of that class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by action of majority of the Board of Directors then in office, provided that a quorum is present; any other vacancy occurring in the Board of Directors may be filled only by action of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(e)      Notwithstanding the foregoing, whenever, pursuant to the provisions of
         Article 4 of these Restated Articles, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles and such directors so elected shall not be divided into classes pursuant to this Article 7 (e) unless expressly provided by such terms.

(f) Directors must be at least 21 years of age and need not be shareholders. There shall be no qualifications for directors of the Corporation other than as set forth in these Amended and Restated Articles.

(g) The number of directors presently constituting the Board of Directors of the Corporation is seven (7), and the names, addresses and class of the persons now serving as directors are are as follows:

                  Name                                          Address                            Class

         Ronald J. Berman                                       Jupiter, Florida                   III

         Marc W. Eller                                          Fort Worth, Texas                  III

         Nicholas Martin                                        Detroit, Michigan                  II

         Philip C. Shaffer                                      Houston, Texas                     II

         David R. Sincox                                        Houston, Texas                     I

         Dr. Zvi Yaniv                                          Austin, Texas                      I

         Charles C. Bailey                                      Austin, Texas                      I

                                  ARTICLE EIGHT

[Deleted pursuant to Article 4.07 (B) of the TBCA, as amended.]

                                  ARTICLE NINE

(a) At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be otherwise properly brought before the meeting by a shareholder (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior to public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article 9(a), and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(b) Only persons who are nominated in accordance with the procedures set forth in this Article 9(b) shall be eligible for elections as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article 9(b). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the shareholder giving the notice, (1) the name and address, as they appear on the Corporation's books, of such shareholder and (2) the class and number of shares of the Corporation which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Article 9(b). The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed herein, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                   ARTICLE TEN

         No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

                                 ARTICLE ELEVEN

(a) With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBCA, including, but not limited to, the amendment of these Restated Articles pursuant to Article 4.02 of the TBCA, the approval of any action or plan of merger or exchange pursuant to
         Article 5.03 of the TBCA or the disposition of assets requiring special authorization of shareholders pursuant to Article 5.10 of the TBCA, the approval of those matters shall be the affirmative vote of the majority of the shares entitled to vote on those matters, rather than the affirmative vote otherwise required by the TBCA.

(b) With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares of any class or series is required by the TBCA, including, but not limited to, those matters identified in paragraph (a) of this Article Eleven, the approval of those matters shall be the affirmative vote of the holders of a majority of the shares of that class or series, rather than the affirmative vote of that class or series otherwise required by the TBCA.

(c) If the TBCA or any other applicable law is amended or adopted with respect to a matter requiring the affirmative vote of the holders of a specified portion of the shares entitled to vote on that matter, then this Article Eleven shall also require a vote of a majority of the holders of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required.

         IN WITNESS WHEREOF, the undersigned has executed these Restated Articles as of November___, 1999.

                                     SI DIAMOND TECHNOLOGY, INC.



                                     /s/ Douglas P. Baker
                                     ---------------------------
                                     Douglas P. Baker
                                     Vice President and Chief Financial Officer


21